EXHIBIT 99.3

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the Registration Statement of Andrew Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Andrew Corporation and Allen Telecom Inc., which is part of the Registration Statement, of our opinion dated February 17, 2003 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading "Summary—Opinion of Andrew Financial Advisor Regarding the Merger," "The Merger—Background of the Merger," "The Merger—Recommendation of the Andrew Board of Directors" and "The Merger—Opinion of Andrew Financial Advisor." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent if required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ CHARLES A. SMITH Charles A. Smith Executive Director

New York, New York
May 12, 2003